ADVISOR MANAGED PORTFOLIOS INVESTMENT ADVISORY AGREEMENT
with
LIONSHARES LLC

THIS INVESTMENT ADVISORY AGREEMENT is made as of the 13th day of June, by and between Advisor Managed Portfolios, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust listed on Schedule A (each a “Fund”), which may be amended from time to time, and LionShares LLC a Delaware limited liability company (hereinafter called the “Advisor”).

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “Investment Company Act”); and
WHEREAS, each Fund listed on Schedule A is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and
WHEREAS, the Trust desires to retain the Advisor to render advice and services to each Fund pursuant to the terms and provisions of this Agreement, and the Advisor desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:
1.APPOINTMENT OF ADVISOR. The Trust hereby employs the Advisor, and the Advisor hereby accepts such employment, to render investment advice and related services as set forth in Section 2(a) below with respect to the assets of each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees” or “Board”).

2.DUTIES OF ADVISOR.

(a)GENERAL DUTIES. The Advisor shall act as investment adviser to each Fund and shall supervise investments of each Fund in accordance with the investment objectives, policies and restrictions of each Fund as set forth in each Fund’s and Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; each Fund’s prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Trustees may impose from time to time and provide in writing to the Advisor (collectively, the “Investment Policies”). In providing such services, the Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law.

Subject to the requirements of the Investment Company Act, the Advisor is authorized to delegate its duties hereunder, at the Advisor’s own expense, to one or more sub-advisers (each, a “Sub-Adviser”), each of which is a registered investment adviser under the Advisers Act, pursuant to a written agreement under which

1

the Sub-Adviser shall furnish the services specified therein to the Adviser or the Fund(s). The Advisor may oversee, make allocations among, and make recommendations with respect to the hiring and replacement of Sub-Advisers. The Advisor will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a Sub-Adviser.

Without limiting the generality of the foregoing, the Advisor shall: (i) furnish each Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities and other investments for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of each Fund, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iii) vote proxies for each Fund, the power to exercise any rights, options, warrants, conversion privileges and redemption privileges for each Fund, the right to tender Fund securities pursuant to a tender offer, and shall file beneficial ownership reports required by Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund; (iv) maintain records relating to the advisory services provided by the Advisor hereunder required to be prepared and maintained by the Advisor or each Fund pursuant to applicable laws; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of each Fund’s assets which the officers of the Trust may reasonably request; and (vi) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request, including at least one in-person appearance annually before the Board of Trustees. It is understood and agreed that the Advisor shall have no obligation to initiate litigation on behalf of any Fund.

(b)BROKERAGE. The Advisor shall be responsible for decisions to buy and sell securities for each Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Advisor shall not direct orders to an affiliated person of the Advisor without general prior authorization to use such affiliated broker or dealer from the Trust’s Board of Trustees. In selecting a broker- dealer to execute each particular transaction, the Advisor may take the following factors, among others, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of each Fund on a continuing basis. The price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered or as set forth below.

Subject to such policies as the Board of Trustees of the Trust may determine and consistent with Section 28(e) of the 1934 Act, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities to clients for which it exercises investment discretion. Subject to the same policies and legal provisions, the Advisor is further authorized to allocate the orders placed by it on behalf of each Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

2

When the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate orders of the Fund and those other clients for the purchase or sale of the security. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Trust authorizes and empowers the Advisor to open and maintain trading accounts in the name of a Fund and to execute for the Fund as its agent and attorney-in-fact standard institutional customer agreements with such broker or brokers as the Advisor shall select as provided herein. The Advisor shall cause all securities and other property purchased or sold for a Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of a Fund shall remain in the direct or indirect custody of the Custodian except as otherwise authorized by the Board.

The Advisor further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for a Fund and deliver securities and other property against payment for the Fund, and such other authority granted by the Trust from time to time. The Advisor shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Advisor except as expressly provided herein.
3.REPRESENTATIONS OF THE ADVISOR.

(a)The Advisor shall use its best judgment and efforts in rendering the advice and services to each Fund as contemplated by this Agreement.
(b)The Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.
(c)The Advisor shall conduct its operations at all times in conformance with the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

(d)The Advisor maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage and (ii) if any material claims will be made on its insurance policies. Furthermore, the Advisor shall upon reasonable request provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance

4.INDEPENDENT CONTRACTOR. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or any Fund in any way, or in any way be deemed an agent for the Trust or for any Fund. It is expressly understood and agreed that the services to be rendered by the Advisor to each Fund under the provisions of this Agreement are not to be deemed exclusive, and that the Advisor may give advice and take action with respect to other clients, including affiliates of the Advisor, that may be similar or different from that given to the Fund.

5.ADVISOR’S PERSONNEL. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to

3

be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include any compliance staff and personnel required by the Advisor and reasonably requested by the Board of Trustees.
6.CHARGES AND EXPENSES.

(a)The Advisor agrees to pay all expenses of each Fund, except for: (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) extraordinary expenses (in each case as determined by a majority of the Trust’s independent trustees); (iv) distribution fees and expenses paid by a Fund under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act; (v) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (vi) any fees and expense related to the provision of securities lending services; and (vii) the advisory fee payable to the Advisor hereunder. The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of a Fund and are not paid by the Advisor. The payment or assumption by the Advisor of any expense of a Fund that the Advisor is not required by this Agreement to pay or assume shall not obligate the Advisor to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

(b)To the extent that the Advisor pays fees, in addition to any Fund distribution or servicing fees, to financial intermediaries, including without limitation banks, broker-dealers, financial advisors, or pension administrators, for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, the Advisor shall report such payments regularly to the Trust on the amounts paid and the relevant financial institutions.

7.INVESTMENT ADVISORY AND MANAGEMENT FEE.
(a)Each Fund shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b)The management fee shall be accrued daily by each Fund and paid to the Advisor on the first business day of the succeeding month.

(c)The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

4

(d)The fee payable to the Advisor by a Fund under this Agreement will be reduced to the extent of any receivable owed by the Advisor to the Fund and as required under any expense limitation agreement applicable to the Fund.

(e)The Advisor voluntarily may reduce any portion of the compensation due to it pursuant to this Agreement. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Advisor hereunder. Any such reduction will be agreed to prior to accrual of the fee and will be estimated daily and reconciled on a monthly basis.
8.NO SHORTING; NO BORROWING. The Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of any Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Advisor or any trust, pension, profit- sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Advisor agrees that neither it nor any of its officers or employees shall borrow from any Fund or pledge or use any Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to any Fund for a period of more than thirty (30) days shall constitute a borrowing.
9.CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE
LAWS. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, Amended and Restated By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In this connection, the Advisor acknowledges that the Trustees retain ultimate plenary authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10.REPORTS AND ACCESS; APPROVAL.
(a)The Advisor agrees to supply such information to each Fund’s administrator and to permit such compliance inspections by each Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

(b)The Trust agrees to provide the Advisor such information about the Trust and each Fund as is necessary and appropriate for the Advisor to perform its services hereunder. Such information includes, but is not limited to, the Funds’ prospectuses and supplements to prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of the Funds’ financial statements, the Trust’s Agreement and Declaration of Trust and Amended and Restated By-Laws, any changes to Investment Policies, and all compliance policies and procedures of the Trust. The Trust agrees to provide to the Advisor promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Advisor hereunder, the Trust agrees to provide the amendment to the Advisor prior to its adoption by the Board of Trustees.

(c)The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by shareholders in accordance with applicable law.

11.ADVISOR’S LIABILITIES AND INDEMNIFICATION.

5

(a)The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials), relating to (i) the Advisor and its affiliates, (ii) the Fund’s investment strategies and related risks, and (iii) other information, in each case only if supplied by the Advisor for inclusion therein.

(b)In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Trust or any Fund or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by any Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, any Fund or any shareholder of any Fund may have under any federal securities law or state law.

(c)Each party to this Agreement shall indemnify and hold harmless (each such party, the “Indemnifying Party”) the other party and the shareholders, members, directors, members, managers, agents, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such party’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(d)No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer or employee of the Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.
12.NON-EXCLUSIVITY; TRADING FOR ADVISOR’S OWN ACCOUNT. The Trust’s
employment of the Advisor is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein with respect to other series of the Trust. Likewise, the Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to any Fund under this Agreement; and provided further that the Advisor will adopt a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been approved by the Board of Trustees.

13.TRANSACTIONS WITH OTHER INVESTMENT ADVISERS. The Advisor is not
an affiliated person of any investment adviser responsible for providing advice with respect to any other series of the Trust, or of any promoter, underwriter, officer, director, member of an advisory board or employee of any other series of the Trust. The Advisor shall not consult with the investment adviser of any other series of the Trust concerning transactions for each Fund or any other series of the Trust.
14.TERM. This Agreement shall become effective with respect to a Fund upon the commencement of the Advisor’s management of such Fund when such Fund commences operations and

6

shall remain in effect for an initial period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof cast at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the Investment Company Act.

15.RIGHT TO USE NAME. The Advisor warrants that each Fund’s name is not deceptive or misleading and that the Advisor has rights to any distinctive name used by a Fund. Any concern regarding copyright, trademark, or patent infringement with respect to the name used by a Fund managed by the Advisor shall be resolved by the Advisor. Each Fund acknowledges that its use of any distinctive name is derivative of its relationship with the Advisor. Each Fund may use the name connected with the Advisor or any name derived from or using the name of the Fund managed by the Advisor only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Trust and Fund shall cease to use such a name or any other name connected with the Advisor.

It is understood and hereby agreed that the name “Advisor Managed Portfolios” is the property of the Trust for copyright and all other purposes. The Advisor undertakes and agrees that, in the event that the Advisor shall cease to act as investment adviser to the Fund, the Advisor shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will further refrain from using the Trust’s name; provided, however, that the Advisor may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Advisor or as otherwise consented to by the Trust in writing prior to such use.
It is additionally understood and hereby agreed that the name of each Fund listed on Schedule A or any reasonable derivation of the same, is the property of the Advisor for copyright and all other purposes. The Trust undertakes and agrees that, in the event that the Advisor shall cease to act as investment adviser to the Fund, the Trust shall promptly take all necessary and appropriate action to discontinue use of the Advisor’s name and will further refrain from using the Advisor’s name; provided, however, that the Trust may continue to use the Advisor’s name for the sole purpose of identifying the Trust as an account formerly managed by the Advisor or as otherwise consented to by the Advisor in writing prior to such use.

16.TERMINATION; NO ASSIGNMENT; AMENDMENT.

(a)This Agreement may be terminated by the Trust on behalf of any Fund at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, upon written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to such Fund. In the event of a termination, the Advisor shall cooperate in the orderly transfer of such Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of each Fund maintained by the Advisor on behalf of such Fund.

(b)This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the Investment Company Act.
(c)This Agreement constitutes the entire agreement between the Trust on behalf of each Fund and the Advisor with respect to its subject matter and may be amended or modified only by a writing

7

signed by duly authorized officers of both the Trust and the Advisor. This Agreement shall pertain to each Fund and to such additional investment portfolios of the Trust as shall be designated in amendments or supplements to this Agreement, as further agreed between the Trust and the Advisor.

17.NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Advisor agrees on behalf of itself and its managers, members, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. Nothing herein will apply to information that is or becomes publicly available without breach of any obligation owed by the Advisor under this Agreement, is independently developed by the Adviser without reference to information required to be treated confidentially, or is used by the Advisor to enforce its rights under this Agreement, and nothing herein will be deemed to prevent the Advisor from disclosing any information pursuant to applicable law, rule, regulation, or in response to a request from a regulatory, self-regulatory, or other authority with appropriate jurisdiction over the Advisor.

18.ANTI-MONEY LAUNDERING COMPLIANCE. The Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Advisor, now and in the future; provided, however, that the Advisor shall not be liable in respect of any failure by it to comply with changes to the Trust’s Anti-Money Laundering Policy of which it has not been notified in writing by the Trust a reasonable time in advance of the effectiveness of such changes. The Advisor further agrees to provide to the Trust and/or the administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Advisor agrees to use its best efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Advisor agrees to inform the Trust of any material development related to any Fund that the Advisor reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

20.SEVERABILITY; CHANGE TO LAW. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this

8

Agreement shall not be affected thereby. Where the effect of a requirement of the Investment Company Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
21.CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
22.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

ADVISOR MANAGED PORTFOLIOS on behalf of the series listed on Schedule A		LIONSHARES LLC
By:	/s/ Russell Simon	By:	/s/ Sofia Massie
Name: Russell Simon		Name:	Sofia Massie
Title:	President	Title:	Chief Executive Officer

9

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
with
LIONSHARES LLC

Series of Advisor Managed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets
LionShares U.S. Equity Total Return ETF	0.22%